EXHIBIT 99.1
PRESS RELEASE

Contact:	Tom Ward Investor Relations 214-492-6689	Teresa Ferguson Public Relations 214-492-6937
LA QUINTA ANNOUNCES REDEMPTION OF
SERIES A PREFERRED STOCK AND RELATED DEPOSITARY SHARES
Dallas (January 13, 2006) —La Quinta Corporation (NYSE: LQI) and its controlled subsidiary, La Quinta Properties, Inc. (“La Quinta Properties”), today announced plans to redeem all outstanding shares of La Quinta Properties’ 9% Series A Cumulative Preferred Stock (the “Series A Preferred Stock”) and all of the corresponding outstanding depositary shares (the “Depositary Shares”), each Depositary Share representing one-tenth of one share of Series A Preferred Stock, effective on February 12, 2006 (the “Redemption Date”).
In connection with the redemption of all outstanding shares of Series A Preferred Stock described below, La Quinta Properties will cause the depositary to redeem on the Redemption Date all of the outstanding Depositary Shares (CUSIP 50419Q201) at the redemption price of $25.00 per share plus $0.275 in accrued and unpaid dividends thereon to the Redemption Date, for an aggregate redemption price of $25.275 per Depositary Share (the “Depositary Shares Redemption Price”). La Quinta Properties will redeem on the Redemption Date all of the outstanding shares of its Series A Preferred Stock (stated value $250.00 per share) which are represented by the Depositary Shares at the redemption price of $250.00 per share plus $2.750 in accrued and unpaid dividends thereon to the Redemption Date, for an aggregate redemption price of $252.750 per share of Series A Preferred Stock (the “Series A Redemption Price”). American Stock Transfer & Trust Company, as depositary, is the sole record holder of Series A Preferred Stock and will receive the aggregate Series A Redemption Price for disbursement to the holders of Depositary Shares.
Dividends on the Series A Preferred Stock and on the corresponding Depositary Shares will cease to accumulate on the Redemption Date. No further dividends will be paid or will accrue on such Series A Preferred Stock or on the corresponding Depositary Shares from and after the Redemption Date.
The redemption is being made pursuant to existing redemption provisions applicable to the Series A Preferred Stock and the Depositary Shares. Redemption notices and letters of transmittal will be mailed to appropriate Series A Preferred Stock holders and Depositary Share holders prior to the Redemption Date. The redemption agent for the transaction is American Stock Transfer & Trust Company (the “Redemption Agent”). Questions regarding the redemption may be directed to the Redemption Agent at (877) 248-6417 or (718) 921-8317.
La Quinta Corporation, La Quinta Properties and affiliates of The Blackstone Group entered into an Agreement and Plan of Merger, dated as of November 9, 2005, which contemplates, among other things, that an affiliate of The Blackstone Group will merge with and into La Quinta Properties. In the event the pending merger between La Quinta Properties and an affiliate of The Blackstone Group is completed prior to the Redemption Date, the aggregate Depositary Shares Redemption Price (which represents the aggregate Series A Redemption Price) for all Depositary Shares (and the corresponding Series A Preferred Stock) will be deposited with the Redemption Agent immediately prior to the effective time of such merger, the aggregate Depositary Share Redemption Price (and the corresponding Series A

Redemption Price) will be made available to holders of Depositary Shares (and the corresponding Series A Preferred Stock) and the Redemption Agent will be authorized to make payments of such Depositary Share Redemption Price (and the corresponding Series A Redemption Price) to holders thereof. If the effective time of the merger occurs prior to the Redemption Date, La Quinta Properties expects the Depositary Shares to be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934 shortly after the effective time of the merger. In all other cases, payments for the redemption will be made on or after the Redemption Date in the manner described above.
About La Quinta
La Quinta Corporation and its controlled subsidiary, La Quinta Properties, Inc. is one of the largest owner/operators of limited-service hotels in the United States. Based in Dallas, Texas, the Company owns and operates 360 hotels and franchises more than 240 hotels in 39 states under the La Quinta Inns®, La Quinta Inn & Suites®, Baymont Inn & Suites®, Woodfield Suites® and Budgetel® brands. For more information about La Quinta Corporation, please visit www.LQ.com.
Safe Harbor Statement
Certain matters discussed in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “projects” and other similar expressions, which are predictions of or indicate future events and trends, typically identify forward-looking statements. Our forward-looking statements are subject to a number of risks and uncertainties, which could cause actual results or the timing of events to differ materially from those described in the forward-looking statements. Accordingly, we cannot assure you that the expectations set forth in these forward-looking statements will be attained. The Company’s SEC filings contain additional information concerning factors that could cause actual results to differ materially from those forward-looking statements.